Exhibit (h)(2)(ix)

SEVENTH AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

This Amendment made as of July 1, 2008, by and between Natixis Asset Management Advisors, L.P. (“Natixis Advisors”) (formerly IXIS Asset Management Advisors, L.P.) and Natixis Funds Trust I, Natixis Funds Trust II, Natixis Funds Trust III, Natixis Funds Trust IV, Natixis Cash Management Trust, Loomis Sayles Funds I, Loomis Sayles Funds II, Gateway Trust and Hansberger International Series (collectively, the “Trusts”).

WHEREAS, Natixis Advisors and the Trusts are parties to an Administrative Services Agreement dated January 3, 2005, as amended November 1, 2005, January 1, 2006, July 1, 2007, September 17, 2007, February 1, 2008 and February 19, 2008 (together with the amendments, the “Agreement”), governing the terms and conditions under which Natixis Advisors provides certain administrative services to the series of the Trusts; and

WHEREAS, Natixis Advisors and the Trusts desire to amend Section 3(a) of the Agreement to implement a new few structure; and

WHEREAS, Natixis Advisors and the Trusts desire to amend Schedule A of the Agreement to reflect the removal of the Loomis Sayles Massachusetts Tax Free Income Fund and the Loomis Sayles Municipal Income Fund.

NOW THEREFORE, in consideration of the premises and covenants contained herein, Natixis Advisors and the Trusts hereby agree as follows:

1.	Section 3(a) of the Agreement is amended and restated as follows:

(a)	For the services provided hereunder, the Trusts shall pay Natixis Advisors the greater of the following:

(1)	an annual minimum fee of $10,000,000 payable in monthly installments; or

(2)	a monthly fee (accrued daily) based on the Trusts’ average daily net assets during the calendar month, such fee being calculated at the annualized rates set forth below:

Average Daily Net Assets	Annualized Fee Rate As a % of Average Daily Net Assets
$0 - $15 billion	0.0575%
Next $15 billion	0.0500%
Next $30 billion	0.0425%
Over $60 billion	0.0375%

(3)	In addition, each fund for the first twelve months of its operation is subject to an administration fee consisting of a new fund base fee of $75,000 plus $12,500 per class (if multiple classes) and an additional $75,000 fee for each multi-manager fund. The parties understand and agree that the annual minimum set forth in paragraph (3)(a)(1) above will be reviewed annually and the parties will agree to an appropriate adjustment taking into consideration new funds added and funds liquidated or merged out of existence during the year.

2.	Schedule A of the Agreement is deleted in its entirety and replaced with Schedule A attached hereto.

3.	Except as specifically superseded or modified herein, the terms and provisions of the Agreement shall continue to apply with full force and effect.

4.	This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed as a sealed instrument in its name and behalf by its duly authorized representative as of the date first above written.

NATIXIS ASSET MANAGEMENT ADVISORS, L.P.

By Natixis Distribution Corporation, its general partner

By:	/s/ David L. Giunta
President and Chief Executive Officer

NATIXIS FUNDS TRUST I

NATIXIS FUNDS TRUST II

NATIXIS FUNDS TRUST III

NATIXIS FUNDS TRUST IV

NATIXIS CASH MANAGEMENT TRUST

LOOMIS SAYLES FUNDS I

LOOMIS SAYLES FUNDS II

GATEWAY TRUST

HANSBERGER INTERNATIONAL SERIES

By:	/s/ Michael Kardok
Treasurer

Schedule A

Trust Portfolios

As of: July 1, 2008

Natixis Funds Trust I

CGM Advisor Targeted Equity Fund

Hansberger International Fund

Natixis Income Diversified Portfolio

Natixis U.S. Diversified Portfolio

Loomis Sayles Core Plus Bond Fund

Vaughan Nelson Small Cap Value Fund

Westpeak 130/30 Growth Fund

Natixis Funds Trust II

Harris Associates Large Cap Value Fund

Natixis Funds Trust III

Harris Associates Focused Value Fund

Natixis Moderate Diversified Portfolio

Natixis Funds Trust IV

AEW Real Estate Fund

Natixis Cash Management Trust

Natixis Cash Management Trust – Money Market Series

Loomis Sayles Funds I

Loomis Sayles Bond Fund

Loomis Sayles Fixed Income Fund

Loomis Sayles Global Bond Fund

Loomis Sayles High Income Opportunities Fund*

Loomis Sayles Inflation Protected Securities Fund

Loomis Sayles Institutional High Income Fund

Loomis Sayles Intermediate Duration Fixed Income Fund

Loomis Sayles Investment Grade Fixed Income Fund

Loomis Sayles Securitized Asset Fund*

Loomis Sayles Small Cap Value Fund

*	With respect to these Funds only, paragraph 3 of the Agreement is revised to provide that Natixis Advisors shall be entitled to reasonable compensation for its services and expenses as Administrator, but Loomis, Sayles & Company, L.P. (“Loomis Sayles), the adviser to the Funds, and not Loomis Sayles Funds I, shall be responsible for payment of such compensation and expenses relating to the Funds, as agreed upon by Loomis Sayles in separate Letter Agreements dated January 3, 2005 and July 1, 2005, respectively.

Loomis Sayles Funds II

Loomis Sayles Mid Cap Growth Fund

Loomis Sayles Growth Fund

Loomis Sayles High Income Fund

Loomis Sayles Investment Grade Bond Fund

Loomis Sayles International Bond Fund

Loomis Sayles Limited Term Government and Agency Fund

Loomis Sayles Research Fund

Loomis Sayles Small Cap Growth Fund

Loomis Sayles Strategic Income Fund

Loomis Sayles Tax-Managed Equity Fund

Loomis Sayles Value Fund

Loomis Sayles Global Markets Fund

Hansberger International Series

Hansberger Emerging Markets Fund

Hansberger International Value Fund

Hansberger International Growth Fund

Hansberger International Core Fund

Hansberger All Countries Fund (not operational)

Gateway Trust

Gateway Fund